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                                                                    EXHIBIT 99.1

                   TEXT OF PRESS RELEASE DATED JANUARY 4, 1999



MONDAY JANUARY 4, 5:15 PM EASTERN TIME

COMPANY PRESS RELEASE

JEAN-JACQUES BIENAIME CEO OF SANGSTAT MEDICAL CORPORATION EFFECTIVE FEBRUARY 1ST, 1999

PHILIPPE POULETTY, MD, TO CONTINUE AS CHAIRMAN OF SANGSTAT'S BOARD OF DIRECTORS

     MENLO PARK, Calif.--(BW HealthWire)--Jan. 4, 1999--SangStat, The Transplant Company(R), (Nasdaq:SANG - news) announced today that Jean-Jacques Bienaime will be CEO of SangStat on February 1, 1999. Mr. Bienaime joined SangStat 6 months ago as President and COO. Philippe Pouletty, MD, founder, Chairman and CEO will resign as CEO but will remain actively involved with the Company as Chairman of SangStat's Board of Directors.

     "In 1998, SangStat transitioned from a development stage to a commercial stage global specialty pharmaceutical company. The FDA approvals of two therapeutic products, SangCya(tm) and Thymoglobulin(R), the acquisition of Rhone Poulenc's transplant division, now IMTIX-SangStat, the issuance of our cyclosporine US patents, the near term potential approval of our cyclosporine in Europe, and a strong management team in North America and Europe opened a new phase," said Dr. Pouletty. "Jean-Jacques has extensive experience with product launches, strategic marketing, product in-licensing and pharma-group operations. He is an outstanding CEO for the next phase of SangStat's development: striving to become the leading transplant care company generating significant revenues and profits. Jean-Jacques has already had a significant impact through his initial role as President and COO where he concentrated on shaping SangStat's commercial infrastructure to prepare the launch of SangCya and Thymoglobulin in the US, and cyclosporine in Europe".

     "I am grateful to Philippe and the Board for this exciting opportunity and look forward to the challenges and demands of the position of CEO. The management, the Board and I are enthusiastic about SangStat's future and I am delighted to be part of this exciting time in SangStat's development into a global specialty pharmaceutical company." said Jean-Jacques Bienaime. "I believe SangStat is one of the most promising pharmaceutical companies today, with a well defined mission for a focused disease management strategy, strong ties with the transplant community, products on the market in the US and Europe all with significant revenue potential, and attractive opportunities for growth from our pipeline and through potential acquisitions. Reaching profitability will be my first priority."

     Before joining SangStat as President and COO, Jean-Jacques Bienaime was Senior Vice-President of Corporate Marketing and Business Development at Rhone Poulenc Rorer Inc. (RPR), a leading pharmaceutical company worldwide. Since 1992 he held various

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positions of increasing responsibility within RPR's US and International marketing, sales and corporate strategy including full P&L responsibility for a 650 person US organization with 1997 revenues of over $400 million and successful US launches of RPR's two leading products, Lovenox and Taxotere. Previously, Mr. Bienaime was responsible at Genentech for launching Activase(R) (tPA or tissue-plasminogen activator), a break-through drug for use in the management of heart-attack and stroke patients and one of the most successful biotechnology drug launches in the United States (1997 worldwide sales of $261
MM). Mr. Bienaime received his Masters of Business Administration from the Wharton School University of Pennsylvania and a degree in Economics from Ecole Superieure de Commerce de Paris in France. He is a member of the board of directors of Fox Chase Cancer Center in Philadelphia.

     Philippe Pouletty intends to remain actively involved in the Company as chairman of the Board of Directors of SangStat focusing on corporate strategy, product pipeline and potential acquisitions. Philippe Pouletty, MD, was founder of SangStat in 1988, President and CEO and a director of the company from 1988 to 1995, and chairman of the Board of Directors and CEO since 1995. He is chairman of the board of directors of DrugAbuse Sciences Inc., a private emerging pharmaceutical company dedicated to drug addiction care, and a member of the board of Conjuchem, a private biotechnology company.

SangStat, The Transplant Company(R)

     SangStat is a specialty pharmaceutical company applying a disease management approach to improve the outcome of organ transplantation. SangStat has a total of 12 monitoring and therapeutic products and product candidates to address the pre-transplant, acute care and chronic phases of transplantation. SangStat received FDA marketing approval for SangCya (Cyclosporine Oral Solution, USP (MODIFIED) 100 mg/mL) in October 1998 and for Thymoglobulin on December 30, 1998. SangStat is based in Menlo Park, California, and operates The Transplant Pharmacy(R), a comprehensive pharmacotherapy management program, and wholly owned subsidiaries, IMTIX-SangStat, SangStat's European base of operations in Lyon, France, SangStat Canada, Ltd. in Mississauga, Ontario, Canada and Human Organ Sciences(tm), in Menlo Park, California.

     This press release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements reflect SangStat's current views with respect to future events. Actual results may vary materially and adversely from those anticipated, believed, estimated, or otherwise indicated. Important risk factors common to the regulatory review and approval process, as well as new product launches, could cause actual results to differ materially with regard to the possible market acceptance of SangStat's finished cyclosporine drug product SangCya, CycloTech device and Thymoglobulin.

     Factors that could cause actual results to differ materially include, without limitation, uncertainty related to the current or future manufacturing of commercial quantities of SangCya, CycloTech and Thymoglobulin on commercially favorable terms, adequate and continuous supply of bulk cyclosporine drug substance and CycloTech devices, market acceptance, profitability, competition, potential litigation and governmental review of The Transplant Pharmacy. For a discussion of other factors that might result in different outcomes, see SangStat's 1997 Form 10-K, in particular "Risks Associated with CYCLOSPORINE" set

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forth therein, and the Company's filings on Form 10-Q with the Securities and
Exchange Commission.

     You can find copies of our latest press releases on the web at www.sangstat.com

     SangStat, The Transplant Company(R), Jim Hinrichs, 650/688-2304 (Chief Financial Officer), Therese Crozier, 650/688-2331 (Corp. Communications).